Exhibit 10.1

Catalent Pharma Solutions 14 Schoolhouse Road Somerset, NJ 08873 T (732) 537-6341 F (732) 537-5996 www.catalent.com

February 29, 2008

Mr. Matt Walsh

[Home Address]

Re: Severance Benefits

Dear Matt:

The purpose of this letter is to memorialize the severance payments and benefits to which you will be entitled if your employment with Catalent Pharma Solutions, Inc. (the “Company”) ceases under specified circumstances.

Specifically, if either (i) you are involuntarily terminated by the Company for a reason other than Cause (as defined below), death or disability, or (ii) you resign from your position with the Company for Good Reason (as defined below), you will receive the following severance payments and benefits on account of such termination:

(a)	A severance payment equal to one (1) times the sum of your annual base salary and target bonus, payable in equal installments over the one (1) year period following the date of your termination of employment (the “Severance Period”), consistent with the normal payroll practices of the Company; and

(b)	You will continue to receive the group health benefits coverage in effect on your termination date (or generally comparable coverage) for yourself and, where applicable, your spouse and eligible dependents (to the extent they were receiving such coverage as of the termination date), at the same premium rates as may be charged from time to time for employees of the Company generally, which coverage shall be provided until the earlier of (x) the expiration of the Severance Period and (y) the date you are or become eligible for coverage under group health plan(s) of any other employer. Such continued coverage shall run concurrently with COBRA.

These severance payments and benefits are conditioned on you signing and not revoking the Company’s standard release of claims for executives generally. In addition, your entitlement to the severance payments and benefits are conditioned on your execution of and adherence to, the Management Equity Subscription Agreement; Section 6 of that Agreement sets forth customary restrictions on competition during your employment with the Company and for a period of one (1) year following your termination of employment for any reason as well as customary confidentiality and non-solicitation covenants.

For purposes of this letter, the term “Cause” shall mean: (i) your willful failure to perform your duties which is not cured within fifteen (15) days following written notice from the Company; (ii) your conviction or confessing to or becoming subject to proceedings that provide a reasonable basis for the Company to believe that you have engaged in a (x) felony, (y) crime involving dishonesty, or (z) crime involving moral turpitude and which is demonstrably injurious to the

Company and its subsidiaries; (iii) your willful malfeasance or misconduct which is demonstrably injurious to the Company and its subsidiaries; or (iv) breach by you of the material terms of any non-competition, non-solicitation or confidentiality provisions. For purposes of this definition, no act or failure to act will be deemed “willful” unless effected by you not in good faith.

The term “Good Reason” shall mean, without your consent,: (i) a substantial diminution in your position or duties, adverse change in reporting lines, up and down, or assignment of duties materially inconsistent with your position; (ii) any reduction in your base salary; (iii) failure of the Company to pay compensation or benefits when due; (iv) the Company’s failure to provide you with an annual bonus opportunity that is at the same level as established in your offer letter dated February 29, 2008; or (v) you are required to move your principal business location more than fifty (50) miles, in each case, which is not cured within thirty (30) days following the Company’s receipt of written notice from you describing the event constituting Good Reason.

Please note that, with respect to your outstanding equity rights at the time of your termination of employment, your individual grant agreement and the related equity documents set forth the consequences of your termination of employment on such equity rights.

Your agreement to the terms of this letter supersedes any other oral or written agreement or understanding you have with the Company (including any predecessor entity) regarding your eligibility for severance payments and benefits.

Please sign below your agreement to the terms of this letter. This letter may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

If you have any questions regarding these severance payments and benefits you should contact John Lowry at (732) 537-6401.

Sincerely,

/s/ John Lowry
John Lowry President and CEO

I hereby agree to the terms of this letter.

/s/ Matt Walsh	February 29, 2008
Matt Walsh	Date

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